Exhibit 10.2

AMENDMENT NO. 1

TO

THE CHANGE-IN-CONTROL SEVERANCE AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Change-In-Control Severance Agreement (the “Agreement”), dated as of January 2, 2013 by and between International Rectifier Corporation, a Delaware corporation (the “Company”), and Gary Tanner (the “Employee”), is entered into as of August 19, 2014, by and between the Company and the Employee. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

W I T N E S S E T H:

WHEREAS, the Company and the Employee have previously entered into the Agreement, pursuant to which the Company desired to assure itself of both present and future continuity of management and desired to establish certain severance benefits for the Employee, applicable in the event of a Change in Control;

WHEREAS, pursuant to Section 8 of the Agreement, a provision of the Agreement may be modified, waived or discharged if such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company; and

WHEREAS, the Company and the Employee desire to enter into this Amendment for the purpose of amending the Agreement as provided herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Amendment to the Agreement.  Section 2(f) of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“(f) In the event that it is determined that any payment or distribution of any type to or for the benefit of the Employee made by the Company, by any of its affiliates, by any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of section 280G of the Code, and the regulations thereunder) or by any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are collectively referred to as the “Excise Tax”), then such Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Employee received all of the Total Payments.  If a reduction in the Total Payments is made pursuant to the preceding sentence and unless the Employee shall have given prior written notice specifying a different order to the Company, any such notice consistent with the requirements of section 409A of the Code to avoid the imputation of any tax, penalty or interest thereunder, the Company shall reduce or eliminate the Total Payments by first reducing or eliminating those payments or benefits which are not payable in cash (excluding payments in equity), and then by reducing or eliminating cash payments, and then by reducing or eliminating equity payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the applicable determination made by the Accountants under this Section 2(f).  Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation.

All mathematical determinations and all determinations of whether any of the Total Payments are “parachute payments” (within the meaning of section 280G of the Code) that are required to be made under this Section 2(f), shall be made by a nationally recognized independent registered public accounting firm not currently retained by the Company immediately prior to the Change in Control (the “Accountants”), who shall provide their determination, together with detailed supporting calculations regarding the amount of any relevant matters, both to the Company and to the Employee within seven (7) business days of the Change in Control or Termination Date, as applicable, or such earlier time as is requested by the Company.  Such determination shall be made by the Accountants using reasonable good faith interpretations of the Code.  Any determination by the Accountants shall be binding upon the Company and the Employee, absent manifest error.  The Company shall pay the fees and costs of the Accountants which are incurred in connection with this Section 2(f).”

2.                                      Representations and Warranties.  Each of the Company and the Employee represent and warrant that it has the requisite power and authority to execute, deliver and perform this Amendment, that the execution, delivery and performance of this Amendment has been duly and validly authorized and approved by all necessary action, and no other action on its part is necessary to authorize the execution, delivery and performance of this Amendment.

3.                                      Amendment.  This Amendment may only be terminated, amended, supplemented, modified or waived in the same manner as the Agreement may be terminated, amended, supplemented, modified or waived pursuant to its terms.

4.                                      Successor or Assigns.  This Amendment shall be binding upon, and inure to the benefit of, the parties hereto and their respective legal representatives, successors and permitted assigns as set forth in the Agreement.

5.                                      Agreement Affirmed.  Except as expressly modified and superseded by this Amendment, all terms and provisions of the Agreement shall remain unchanged and in full force and effect without modification, and nothing herein shall operate as a waiver of any party’s rights, powers or privileges under the Agreement.

6.                                      Governing Law.  The validity, interpretation, construction and performance of this Amendment shall be governed by the laws of the State of California without regard to the conflicts of laws principles thereof.

7.                                      Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

International Rectifier Corporation

By:	/s/ Tim Bixler
Name: Tim Bixler
Title: Vice President, General Counsel and Secretary

By:	/s/ Gary Tanner
Name: Gary Tanner